EX 99-1


Reuters Market News
Moody's may cut Vectren Utility Holdings ratings
Tuesday August 27, 2:48 pm ET
(Full text of press release provided by Moody's Investors Service). Approximately $1.350 Billion of Debt Securities Affected.
NEW YORK, Aug 27 - Moody's Investor's Service placed the debt ratings of the (Vectren) under review for possible downgrade. These entities include Vectren Utility Holdings, Inc. (VUHI) a first-tier subsidiary of Vectren Corporation (Parent, no public debt outstanding) and intermediate holding company for its regulated utility subsidiaries Indiana Gas Company, Inc. (IGC), Southern Indiana Gas & Electric Co. (SIGECO) and Vectren Energy Delivery of Ohio (VEDO) which is unrated. VUHI's debt is guaranteed jointly and severally by its regulated utility subsidiaries, as it has no operating assets of its own. The regulated utility business accounts for over 70% of corporate earnings of Vectren. Also under review is the debt of Vectren Capital Corporation (VCC), the funding arm for Vectren's unregulated businesses. VCC's debt is guaranteed by the Parent, which requires the Parent to maintain a positive net worth and to provide funds for timely payment of VCC's debt service obligations. In event of VCC's default, lenders have recourse against the Parent. The review is prompted by Moody's concerns regarding Vectren's declining credit and fixed charge coverage measures over the past two years, which have been weaker when compared with its "A" rated utility peers. These credit measures were impacted by the effects of acquisitions and integration costs, high gas costs stemming from the 2000-2001 winter that culminated in increased levels of bad debt expenses, higher levels of debt financing, excise taxes and were followed by warmer than normal weather in the 2001-2002 winter which further depressed gas utility earnings. Moody's notes that these events were somewhat offset by the February 2001 issuance of additional common stock with net proceeds in the amount of $129.4MM. During the review, Moody's will consider the impact of the performance of the 47% acquisition of the gas business from The Dayton Power and Light Company by IGC and 53% by VEDO, SIGECO's capital expenditures program in response to the August 2001 Indiana Utility Regulatory Commission order to comply with state and federal clean coal burning emission standards and the regulatory treatment thereof, the adequacy of equity capital to support the utility and non-utility business segments and the degree of inter-company funds flows used to support diversified operating needs. Vectren has also indicated that it is exploring various avenues for removing the $113MM rating triggers imbedded in the Vectren Capital unsecured notes and Moody's will monitor closely the ultimate resolution of this issue. The following ratings are under review for downgrade: VUHI - A2 senior unsecured debt, P-1 Commercial Paper; IGC - A2 senior unsecured debt; SIGECO - A1 senior secured notes and First Mortgage Bonds, A2 long term issuer rating, VMIG 1 pollution control revenue bonds; VCC - Baa2 senior unsecured notes. Vectren Corporation is based in Evansville, Indiana and is the holding company for the company's non-regulated businesses and gas and electric regulated utility businesses. Its first-tier subsidiaries include Vectren Capital Corporation and Vectren Utility Holdings, Inc., whose subsidiaries in turn include Indiana Gas Company, Inc. and Southern Indiana Gas and Electric Company. The non-regulated businesses consist principally of energy marketing and services, coal mining, utility infrastructure services and broadband.